Exhibit L

September 30, 2014

Board of Directors

1603 Orrington Avenue, Suite 1005

Evanston, Illinois 60201

Re:	Registration Statement on Form N-2 (File No. 333-182785)

Ladies and Gentlemen:

We are acting as counsel to Fidus Investment Corporation, a Maryland corporation (the “Company”), in connection with the registration of up to 2,300,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (including up to 300,000 Shares which the underwriters in the Offering (as defined herein) have the option to purchase solely to cover over-allotments), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Shares are to be issued in an underwritten public offering (the “Offering”) pursuant to that certain Underwriting Agreement dated September 30, 2014, by and among the Company, Fidus Investment Advisors, LLC, and Raymond James & Associates, Inc., as representative of the several underwriters named therein (the “Underwriting Agreement”) and pursuant to that certain Prospectus Supplement dated September 30, 2014 filed pursuant to Rule 497 under the 1933 Act (the “Prospectus Supplement”) and that certain Prospectus dated April 29, 2014 and included in the Registration Statement.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Underwriting Agreement, the Registration Statement, the Prospectus Supplement, the Prospectus, and such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Shares pursuant to the terms of the Underwriting Agreement, and (iv) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the offer, sale and issuance of the Shares pursuant to the Registration Statement and as set forth in the Prospectus Supplement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of the Prospectus Supplement.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP